Exhibit 4.1

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR

CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 27, 2022, to be effective as of the Closing (as defined below), is by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), Hannathon Petroleum, LLC (“Hannathon”), the parties listed as signatories hereto in their capacities as holders of Registrable Securities (the “Additional Holders”), and any Transferees thereof which hold Registrable Securities (collectively with Hannathon Petroleum, LLC and the Additional Holders, the “Holders”).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of April 26, 2022, by and among the Company, HighPeak Energy Assets, LLC, a Delaware limited liability company, and Hannathon Petroleum, LLC, a Texas limited liability company and the other sellers party thereto;

WHEREAS, at the time of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), the Company shall issue to the Holders 3,522,117 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in the aggregate;

WHEREAS, this Agreement shall become effective as of the Closing; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Closing” has the meaning set forth in the recitals.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” has the meaning set forth in the recital.

“Company” has the meaning set forth in the introductory paragraph.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Filing Deadline” has the meaning set forth in Section 2.1(a).

“Holder(s)” has the meaning set forth in the introductory paragraph.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

[***].

“Losses” has the meaning set forth in Section 3.1.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity.

“Registrable Securities” means, as of any date of determination, the 3,522,117 shares of Common Stock issued to the Holders at Closing and any other equity security of the Company issued or issuable with respect to the such shares of Common Stock by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (and without limitation on the amount of securities sold or the manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), if applicable); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Resale Shelf” has the meaning set forth in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Transfer” means the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any portion to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transfer is to be settled by delivery of such securities, in cash or otherwise, or public announcement of any intention to effect any of the foregoing transactions; and “Transferred” and “Transferee” shall each have a correlative meaning.

REGISTRATION RIGHTS

Resale Shelf.

Upon the receipt of written notice from the Holders, which shall be delivered by Hannathon on behalf of itself and the Additional Holders, requesting the filing of the Resale Shelf (as defined below), the Company, as soon as reasonably practicable, but in any event on or before [***] (the “Filing Deadline”), (A) shall prepare and file a Registration Statement with the Commission under the Securities Act (such Registration Statement and any amendments thereto, the “Resale Shelf”) to permit the public resale of all Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (subject to Holders timely providing the Required Information) and (B) shall use commercially reasonable efforts to cause the Resale Shelf to become or be declared effective under the Securities Act as promptly as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a well-known seasoned issuer (as defined in Rule 405 under the Securities Act). For the avoidance of doubt, and subject to the provisions of Section 2.1(d), the Company shall be obligated pursuant to this Agreement and the Purchase Agreement to prepare and file one Resale Shelf, in the aggregate, covering the Registrable Securities held by all of the Holders, and (ii) in no event shall the Company be obligated to file, or cause to become or be declared effective under the Securities Act, a registration statement for which it does not possess any financial statements, oil and gas reserve reports, any related financial or reserve information or any related consents of third-party experts, in each case as required by the rules and regulations of the Commission, it being understood that in the case of any such information relating to acquisitions other than those contemplated by the Purchase Agreement, the Company shall use its commercially reasonable efforts to obtain any such financial statements, reserve reports, related information or related consents .

Each of the Holders shall complete, execute, acknowledge and deliver such questionnaires and other documents, certificates and instruments as may be reasonably requested by the Company in connection with the filing of the Resale Shelf (the “Required Information”), and within a reasonable time prior to the filing of the Resale Shelf, the Company shall provide a copy of the Resale Shelf to Hannathon, which shall be subject to review and comment by one counsel for the Holders within three (3) days following receipt thereof.

Promptly following the effective date of the Resale Shelf, the Company shall notify Hannathon of the effectiveness of such Registration Statement and, after delivery of notice from Hannathon, on behalf of itself and the Additional Holders, the Company shall use its commercially reasonable efforts to (x) remove any Securities Act legend on the Registrable Securities and (y) facilitate the transfer of the Registrable Securities from the book entry account of the Company’s transfer agent to brokerage accounts designated by the Holders. The Resale Shelf shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Resale Shelf shall provide for the resale pursuant to any method or combination of methods legally available to the Holders and reasonably requested by Hannathon (it being understood that the Company shall not be obligated thereby to effect any underwritten offerings or similar transactions), on behalf of itself and the Additional Holders. Until all of the Registrable Securities have ceased to be Registrable Securities, the Company shall use commercially reasonable efforts to cause the Resale Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Resale Shelf is available or, if not available, that another Registration Statement is available, for the resale by the Holders of all Registrable Securities as permitted by Rule 415 under the Securities Act and subject to the terms, conditions and restrictions of this Agreement.

[***].

Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may postpone the effectiveness of the Resale Shelf, and from time to time to require the Holders not to sell under the Resale Shelf or to suspend the effectiveness thereof, in each case for a period of up to 45 consecutive calendar days, if the Board determines, in good faith, that (i) such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of shares of Common Stock pursuant to a registration of Common Stock, (ii) such registration or offering would render the Company unable to comply with applicable securities laws or (iii) such registration offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (each such circumstance, a “Suspension Event”); provided that the Company may not delay or suspend the Resale Shelf more than once prior to the date that is six (6) months after the date on which the Resale Shelf is declared effective or twice in any twelve (12)-month consecutive period, and in no event shall any Suspension Event collectively exceed an aggregate of ninety (90) days in any twelve (12)-month. Upon receipt by Hannathon (which shall notify the Additional Holders thereafter) of any written notice from the Company of the happening of any Suspension Event during the period that the Resale Shelf is effective or if as a result of a Suspension Event the Resale Shelf or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Holder agrees that it will immediately discontinue offers and sales under the Resale Shelf until the such Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and it will maintain the confidentiality of any information included in such written notice delivered to Hannathon by the Company unless otherwise required by law or subpoena. If so directed by the Company, which such direction shall be given to Hannathon which shall then direct the Additional Holders, each Holder will deliver to the Company or, in such Holder’s sole discretion destroy, all copies of the prospectus covering the Resale Shelf in such Holder’s possession.

Registration Procedures.

In connection with its obligations under this Article II, the Company will:

use commercially reasonable efforts to register or qualify the Registrable Securities by the time the Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

prepare and file with the Commission such amendments and supplements as to the Registration Statement and the prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the prospectus included in such Registration Statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

promptly notify Hannathon, on behalf of all of the Holders: (i) when the Registration Statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock is then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

until the expiration of the period during which the Company is required to maintain the effectiveness of the Registration Statement as set forth in the applicable sections hereof, promptly notify Hannathon, on behalf of all of the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Common Stock is then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to (a) issue to the transfer agent and maintain a “blanket” legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to the Resale Shelf by the Holder thereof named in the Resale Shelf, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (b) if the Shares are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Shares and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Holder, in either case upon receipt of appropriate holder and broker representation letters and other such documentation as the Company’s counsel deems necessary and appropriate (and, in the case of clause (a) above, after confirming compliance with relevant prospectus delivery requirements); provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Registrable Securities pursuant to clause (a) or (b) above, the Company shall use its commercially reasonable efforts to cause the Company’s transfer agent to remove any such applicable restrictive legends in connection with such sale or transfer within two business days of such request; and

take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the Registration Statement.

Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company (which such notice may be given from the Company only to Hannathon which shall then deliver such notice to the Additional Holders) of the happening of any event of the kind described in Section 2.2, such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.2, as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.3(b).

Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement if such Holder fails to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required for any registration statement to comply with the Securities Act.

Expenses. All fees and expenses incurred by the Company, incident to the performance of or compliance with the obligations under Article II (including expenses of printing and delivering physical share certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and/or a Holder’s designated broker) or otherwise in connection with filing of the Resale Shelf, shall be borne by the Company. The Holders shall be responsible for any other fees and expenses incurred by the Holders pursuant to this Agreement, including, but not limited to, fees and expenses relating to any sales of Registrable Securities pursuant to the Resale Shelf.

Correspondence. Any notices or requests, pursuant to this Article II or in connection with any other provision of this Agreement, by the Company to Hannathon which address or pertain to all Holders shall be deemed to have been delivered by the Company to all Holders, and Hannathon is hereby obligated to deliver any such correspondence to the Additional Holders.

INDEMNIFICATION AND CONTRIBUTION

  Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Indemnification by the Holders. The Holders agree to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Contribution.

If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the Closing;

file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing; and

until the one-year anniversary of this Agreement and upon the reasonable written request of a Holder owning any Registrable Securities, furnish a written statement of the Company as to whether it has complied with the reporting requirements of Rule 144 under the Securities Act.

MISCELLANEOUS

Effectiveness. This Agreement shall not become effective until the Closing and shall thereafter be effective until terminated in accordance with the terms of this Agreement. In the event that the Purchase Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate, regardless of any other provisions set forth in this Agreement.

Termination. After effectiveness in accordance with Section 5.1, this Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on the date when there shall no longer be any Registrable Securities outstanding.

Transfer of Rights. The rights to registration and other rights under this Agreement may be assigned to a Transferee of Registrable Securities if (a) such Holder shall give the Company written notice prior to the time of such assignment stating the name and address of the Transferee and identifying the securities with respect to which the rights under this Agreement are being assigned; (b) such Transferee has delivered to the Company a duly executed Adoption Agreement; (c) such Registrable Securities remain Registrable Securities following such assignment; and (d) immediately following such assignment the further disposition of such securities by such Transferee shall be restricted to the extent set forth under applicable law. For the avoidance of doubt, no assignment by any Holder of such Holder’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment in accordance with Section 5.8 and (ii) a duly executed Adoption Agreement from such Transferee. Any Transfer or assignment made other than as provided in this Section 5.3 shall be null and void.

Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Governing Law; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, division, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, division or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 5.3, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:

(a)         If to the Company, to:

HighPeak Energy, Inc.

421 W. 3rd St., Ste 1000

Fort Worth, Texas 76102

Attn: Steve Tholen

Email: Stholen@highpeakenergy.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attn: Wesley P. Williams; Cole Bredthauer

Email: WilliamsW@akingump.com; CBredthauer@akingump.com

(b)         If to the Holders, to:

Hannathon Petroleum, LLC
223 W. Wall St., Suite 800
Midland, Texas 79701
Attention: [●]
E-mail: [●]

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
300 W. 6th Street, 22nd Floor
Austin, Texas 78701
Attention: Sarah McLean
E-mail: sarah.mclean@shearman.com

or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the second Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.

Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holders of a majority of the Registrable Securities. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

HIGHPEAK ENERGY, INC.

By:
Name:
Title:

HOLDER:

HANNATHON PETROLEUM, LLC

By:
Name: [●]
Title: [●]

[___]

By:
Name: [●]
Title: [●]

[___]

By:
Name: [●]
Title: [●]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement (as amended from time to time, the “Registration Rights Agreement”), dated as of [●], 2022, by and among HighPeak Energy, Inc., a Delaware corporation (the “Company”), Hannathon Petroleum, LLC and any Transferees thereof, that hold Registrable Securities (collectively, with Hannathon Petroleum, LLC, the “Holders”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.   Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders.

2.    Agreement. Transferee (a) agrees that the shares of Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.    Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.

4.   Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:
Address:
Contact Person:
Telephone Number:
Email: